UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2020

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38276	27-1537290
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Fifth Avenue Waltham, MA	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 977-5700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 12, 2020, Apellis Pharmaceuticals, Inc. (the “Company”) completed its previously announced private placement of $300.0 million aggregate principal amount of its 3.500% convertible senior notes due 2026 (the “notes”). The notes were sold under subscription agreements entered into by the Company as of May 6, 2020 with the institutional investor purchasers of the notes (collectively, the “Purchasers”). The aggregate purchase price of the notes was $328.9 million, which amount includes accrued interest from March 15, 2020 to, but not including, May 12, 2020. The notes were issued as additional notes under the indenture (the “Indenture”), dated as of September 16, 2019, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

The notes are senior unsecured obligations of the Company and bear interest at a rate of 3.500% per year payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2020. The notes will mature on September 15, 2026, unless earlier converted, redeemed or repurchased in accordance with their terms.

The notes are convertible into shares of the Company’s common stock at an initial conversion rate of 25.3405 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $39.46 per share of common stock). The conversion rate is subject to customary anti-dilution adjustments. In addition, following certain events that occur prior to the maturity date or if the Company delivers a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event or a notice of redemption, as the case may be, in certain circumstances as provided in the Indenture.

Prior to March 15, 2026, the notes are convertible only upon the occurrence of certain events. On or after March 15, 2026 until the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, holders may convert the notes at any time. Upon conversion of the notes, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock or a combination of cash and shares of common stock, at the Company’s election.

Prior to September 20, 2023, the Company may not redeem the notes. The Company may redeem for cash all or a portion of the notes, at its option, on or after September 20, 2023 if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides a notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption. The redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a “fundamental change,” as defined in the Indenture, prior to maturity, subject to certain conditions, holders may require the Company to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes and the existing convertible notes may declare 100% of the principal of, and accrued and unpaid interest, if any, on, all the notes and the existing convertible notes to be due and payable.

The foregoing description of the Indenture and the notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture (and the form of note included therein), a copy of which was filed as Exhibit 4.1 with the Company’s Current Report on Form 8-K filed on September 16, 2019 and is hereby incorporated herein by reference.

Item 8.01	Other Events.

As disclosed on May 7, 2020, concurrently with the pricing of the notes, the Company entered into capped call transactions with JPMorgan Chase Bank, National Association and Jefferies International Limited. The capped call transactions closed on May 12, 2020.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1

Indenture (including form of Note), dated as of September 16, 2019, by and between Apellis Pharmaceuticals, Inc and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 16, 2019)

4.2	Form of 3.500% Convertible Senior Note due 2026 (included within Exhibit 4.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 16, 2019)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apellis Pharmaceuticals, Inc.

Date: May 13, 2020	By:	/s/ Timothy Sullivan
Timothy Sullivan
Chief Financial Officer